Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-150096, 333-150096-01 to 333-150096-17

DOLLAR GENERAL CORPORATION

SUPPLEMENT NO. 2 TO

MARKET MAKING PROSPECTUS DATED

APRIL 16, 2008

THE DATE OF THIS SUPPLEMENT IS MAY 15, 2008

On May 15, 2008, Dollar General Corporation filed the attached Current Report on Form 8-K.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 9, 2008

Dollar General Corporation
(Exact name of registrant as specified in its charter)

Tennessee	001-11421	61-0502302
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Mission Ridge Goodlettsville, Tennessee		37072
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (615) 855-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02

DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On May 9, 2008, the Compensation Committee of the Board of Directors of Dollar General Corporation (the “Company”) authorized an amendment to the Company’s employment agreements with each of David M. Tehle, Kathleen R. Guion and Challis M. Lowe (the “named executive officers”), among others, to clarify the calculation method for certain severance payments each of such named executive officers would receive should his or her employment with the Company terminate without Cause or for Good Reason within two years following a Change in Control (all capitalized terms as defined in such employment agreements).  The Company entered into an amendment to each of the named executive officer’s employment agreement to reflect this change.

The amendment clarifies that in such circumstance the named executive officer will receive, upon satisfaction of the conditions set forth in his or her applicable employment agreement, two times the named executive officer’s annual base salary and two times such officer’s target incentive payment, in each case as in effect immediately prior to the Change in Control or, if higher, immediately prior to the employment termination date.  Prior to the amendment, the employment agreements had provided that the base salary and target bonus amounts to be used in the calculation would be those as in effect immediately prior to the Change in Control.

The Compensation Committee also approved an addendum to Ms. Lowe’s employment agreement to authorize extended health insurance coverage benefits to Ms. Lowe and her eligible dependents from the date of her retirement from the Company through December 31, 2008. The Company entered into this employment agreement addendum with Ms. Lowe on May 14, 2008.

The above summaries of the amendments to the employment agreements and of the addendum to Ms. Lowe’s employment agreement are qualified in their entirety by the full text of such amendments and addendum, which are attached hereto as Exhibits 99.1, 99.2, 99.3 and 99.4 and incorporated by reference herein.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

(a)

Financial statements of businesses acquired.  N/A

(b)

Pro forma financial information.  N/A

(c)

Shell company transactions.  N/A

(d)

Exhibits.  See Exhibit Index immediately following the signature page hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2008	DOLLAR GENERAL CORPORATION

	By:	/s/ Susan S. Lanigan
Susan S. Lanigan
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.

Description

99.1

First Amendment to Employment Agreement with David M. Tehle, dated as of May 9, 2008.

99.2

First Amendment to Employment Agreement with Kathleen R. Guion, dated as of May 9, 2008.

99.3

First Amendment to Employment Agreement with Challis M. Lowe, dated as of May 9, 2008.

99.4

Addendum to Employment Agreement with Challis M. Lowe, dated as of May 14, 2008.

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